Exhibit 99.1

For Immediate Release | July 25, 2024 | Chico, California

TriCo Bancshares reports second quarter 2024 net income of $29.0 million, diluted EPS of $0.87

2Q24 Financial Highlights
•Net income increased to $29.0 million or $0.87 per diluted share as compared to $27.7 million or $0.83 per diluted share in the trailing quarter
•Deposit balances increased $62.6 million or 3.1% (annualized) from the trailing quarter
•Average yield on earning assets was 5.24%, an increase of 11 basis points over the 5.13% in the trailing quarter
•Net interest margin (FTE) was 3.68% in the recent quarter, unchanged from the trailing quarter
•Non-interest bearing deposits averaged 32.0% of total deposits during the quarter
•The average cost of total deposits was 1.45%, an increase of 24 basis points as compared to 1.21% in the trailing quarter, and an increase of 87 basis points from 0.58% in the same quarter of the prior year; the Company's total cost of deposits have increased 141 basis points since FOMC rate actions began in March 2022, which translates to a cycle-to-date deposit beta of 26.9%

Executive Commentary:

“Our results for the second quarter continued to demonstrate TriCo’s stability and ability to operate effectively under various and changing economic environments. Our focus on core deposit growth and relationship banking continues to provide positive traction for our Bank," said Rick Smith, President and CEO. Smith further commented; "Our loan portfolio risk trends remain strong as the credit cycle continues to normalize as compared to the past several years. Borrowers continue to be responsive and supportive of our proactive efforts to manage credit risk.”

Peter Wiese, EVP and CFO added, “Our net interest margin was unchanged from the trailing quarter, a positive indicator that net interest income is poised to gain momentum in the second half of 2024. Our balance sheet strategies around deposit growth and borrowing reductions continue to be successful, and despite the modest increase in non-interest expenses during the second quarter, our full year outlook remains unchanged. In addition, our use of capital, including a cash dividend and share repurchase activities, illustrate our commitment to building shareholder value and our forward-looking confidence in the Company.”

Selected Financial Highlights
•For the quarter ended June 30, 2024, the Company’s return on average assets was 1.19%, while the return on average equity was 9.99%; for the trailing quarter ended March 31, 2024, the Company’s return on average assets was 1.13%, while the return on average equity was 9.50%.
•Diluted earnings per share were $0.87 for the second quarter of 2024, compared to $0.83 for the trailing quarter and $0.75 during the second quarter of 2023.
•The loan to deposit ratio decreased to 83.8% as of June 30, 2024, as compared to 85.1% for the trailing quarter end, as a result of both deposit growth and loan contraction during the quarter.
•The efficiency ratio was 59.61% for the quarter ended June 30, 2024, as compared to 57.36% for the trailing quarter.
•The provision for credit losses was approximately $0.4 million during the quarter ended June 30, 2024, as compared to $4.3 million during the trailing quarter end, reflecting the continued risks associated with general economic trends and forecasts, partially offset by a decline in specific reserves and loan balances.
•The allowance for credit losses (ACL) to total loans was 1.83% as of June 30, 2024, compared to 1.83% as of the trailing quarter end, and 1.80% as of June 30, 2023. Non-performing assets to total assets were 0.36% on June 30, 2024, as compared to 0.37% as of March 31, 2024, and 0.41% at June 30, 2023. At June 30, 2024, the ACL represented 377% of non-performing loans.

Financial results reported in this document are preliminary and unaudited. Final financial results and other disclosures will be reported on Form 10-Q for the period ended June 30, 2024, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Operating Results and Performance Ratios

	Three months ended
	June 30, 2024	March 31, 2024
(dollars and shares in thousands, except per share data)			$ Change	% Change
Net interest income	$81,997	$82,736	$(739)	(0.9)%
Provision for credit losses	(405)	(4,305)	3,900	(90.6)%
Noninterest income	15,866	15,771	95	0.6%
Noninterest expense	(58,339)	(56,504)	(1,835)	3.2%
Provision for income taxes	(10,085)	(9,949)	(136)	1.4%
Net income	$29,034	$27,749	$1,285	4.6%
Diluted earnings per share	$0.87	$0.83	$0.04	4.8%
Dividends per share	$0.33	$0.33	$—	—%
Average common shares	33,121	33,245	(124)	(0.4)%
Average diluted common shares	33,244	33,370	(126)	(0.4)%
Return on average total assets	1.19%	1.13%
Return on average equity	9.99%	9.50%
Efficiency ratio	59.61%	57.36%

	Three months ended June 30,
(dollars and shares in thousands, except per share data)	2024	2023	$ Change	% Change
Net interest income	$81,997	$88,601	$(6,604)	(7.5)%
Provision for credit losses	(405)	(9,650)	9,245	(95.8)%
Noninterest income	15,866	15,741	125	0.8%
Noninterest expense	(58,339)	(61,243)	2,904	(4.7)%
Provision for income taxes	(10,085)	(8,557)	(1,528)	17.9%
Net income	$29,034	$24,892	$4,142	16.6%
Diluted earnings per share	$0.87	$0.75	$0.12	16.0%
Dividends per share	$0.33	$0.30	$0.03	10.0%
Average common shares	33,121	33,219	(98)	(0.3)%
Average diluted common shares	33,244	33,302	(58)	(0.2)%
Return on average total assets	1.19%	1.01%
Return on average equity	9.99%	8.98%
Efficiency ratio	59.61%	58.69%

	Six months ended June 30,
(dollars and shares in thousands)	2024	2023	$ Change	% Change
Net interest income	$164,733	$181,937	$(17,204)	(9.5)%
Provision for credit losses	(4,710)	(13,845)	9,135	(66.0)%
Noninterest income	31,637	29,376	2,261	7.7%
Noninterest expense	(114,843)	(115,037)	194	(0.2)%
Provision for income taxes	(20,034)	(21,706)	1,672	(7.7)%
Net income	$56,783	$60,725	$(3,942)	(6.5)%
Diluted earnings per share	$1.70	$1.82	$(0.12)	(6.6)%
Dividends per share	$0.66	$0.60	$0.06	10.0%
Average common shares	33,183	33,257	(74)	(0.2)%
Average diluted common shares	33,306	33,371	(65)	(0.2)%
Return on average total assets	1.16%	1.24%
Return on average equity	9.74%	11.13%
Efficiency ratio	58.48%	54.44%

Balance Sheet Data
Total loans outstanding were $6.7 billion as of June 30, 2024, an organic increase of $221.8 million 3.4% over June 30, 2023, but a decrease of $58.2 million or 3.4% annualized as compared to the trailer quarter ended March 31, 2024. As the Company continued with its balance sheet augmentation strategies, investments decreased by $135.5 million and $399.3 million for the three and twelve month periods ended June 30, 2024 and ending the quarter with a balance of $2.09 billion or 21.4% of total assets. Quarterly average earning assets to quarterly total average assets was 92.0% on June 30, 2024, compared to 91.6% at June 30, 2023. The loan-to-deposit ratio was 83.8% on June 30, 2024, as compared to 80.6% at June 30, 2023. The Company did not utilize brokered deposits during 2024 or 2023 and continues to rely on organic deposit customers and short-term borrowings to fund cash flow timing differences.
Total shareholders' equity increased by $12.0 million during the quarter ended June 30, 2024, as net income of $29.0 million and a $2.9 million decrease in accumulated other comprehensive losses was partially offset by cash dividend payments on common stock of approximately $10.9 million and net share repurchases totaling $9.0 million. As a result, the Company’s book value grew to $35.62 per share at June 30, 2024, compared to $32.86 at June 30, 2023. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $26.13 per share at June 30, 2024, as compared to $23.30 at June 30, 2023. As noted above, changes in the fair value of available-for-sale investment securities, net of deferred taxes continue to create moderate levels of volatility in tangible book value per share.

Trailing Quarter Balance Sheet Change

Ending balances	June 30, 2024	March 31, 2024		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,741,399	$9,813,767	$(72,368)	(2.9)%
Total loans	6,742,526	6,800,695	(58,169)	(3.4)
Total investments	2,086,090	2,221,555	(135,465)	(24.4)
Total deposits	8,050,230	7,987,658	62,572	3.1
Total other borrowings	247,773	392,409	(144,636)	(147.4)
Loans outstanding decreased by $58.2 million or 3.4% on an annualized basis during the quarter ended June 30, 2024. During the quarter, loan originations/draws totaled approximately $310.1 million while payoffs/repayments of loans totaled $368.7 million, which compares to originations/draws and payoffs/repayments during the trailing quarter ended of $325.5 million and $321.3 million, respectively. Origination volume activity levels remain slightly lower relative to the comparative period in 2023 due in part to disciplined pricing and underwriting, as well as decreased borrower demand given economic uncertainties. The increase in payoffs/repayments as compared to the trailing quarter was spread amongst numerous borrowers, regions and loan types.
Investment security balances decreased $135.5 million or 24.4% on an annualized basis as a result of net prepayments, and maturities, collectively totaling approximating $164.0 million and, to a lesser extent, sales totaling $28.6 million, partially offset by security purchases totaling $53.5 million, in addition to net increases in the market value of securities of $4.1 million. Investment security purchases were comprised of floating rate instruments tied to SOFR with an initial weighted average coupon of 6.77% and a weighted average life of 4.7 years. Investment security sales were primarily comprised of fixed rate instruments with a weighted average coupon of 2.39% and a weighted average life of 3.8 years. While management intends to primarily utilize cash flows from the investment security portfolio and organic deposit growth to support loan growth, excess liquidity will be utilized for purchases of investment securities to support net interest income growth and net interest margin expansion.
Deposit balances increased by $62.6 million or 3.1% annualized during the period, led by growth within time deposits.
Other borrowings totaled $247.8 million at June 30, 2024, representing a net decrease of $144.6 million from the trailing quarter. This quarter over quarter decrease was facilitated by proceeds from the sale, call or maturity of investment securities, and growth in deposits.

Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	June 30, 2024	March 31, 2024		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,782,228	$9,855,797	$(73,569)	(3.0)%
Total loans	6,792,303	6,785,840	6,463	0.4
Total investments	2,141,291	2,266,320	(125,029)	(22.1)
Total deposits	8,024,441	7,821,044	203,397	10.4
Total other borrowings	325,604	584,696	(259,092)	(177.2)

Year Over Year Balance Sheet Change

Ending balances	As of June 30,			% Change
(dollars in thousands)	2024	2023	$ Change
Total assets	$9,741,399	$9,853,421	$(112,022)	(1.1)%
Total loans	6,742,526	6,520,740	221,786	3.4
Total investments	2,086,090	2,485,378	(399,288)	(16.1)
Total deposits	8,050,230	8,095,365	(45,135)	(0.6)
Total other borrowings	247,773	392,714	(144,941)	(36.9)
Loan balances increased as a result of organic activities by approximately $221.8 million or 3.4% during the twelve-month period ending June 30, 2024. Over the same period deposit balances have declined by $45.1 million or 0.6%. The Company has offset these declines through the deployment of excess cash balances and maturity or sale of investment security balances.

Primary Sources of Liquidity

(dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023
Borrowing capacity at correspondent banks and FRB	$2,998,009	$2,882,859	$2,847,052
Less: borrowings outstanding	(225,000)	(367,000)	(350,000)
Unpledged available-for-sale (AFS) investment securities	1,285,185	1,435,990	1,813,894
Cash held or in transit with FRB	163,809	41,541	79,530
Total primary liquidity	$4,222,003	$3,993,390	$4,390,476

Estimated uninsured deposit balances	$2,486,910	$2,450,179	$2,522,718
On June 30, 2024, the Company's primary sources of liquidity represented 52% of total deposits and 170% of estimated total uninsured (excluding collateralized municipal deposits and intercompany balances) deposits, respectively. As secondary sources of liquidity, the Company's held-to-maturity investment securities had a fair value of $113.7 million, including approximately $9.0 million in net unrealized losses.

Net Interest Income and Net Interest Margin
During the twelve-month period ended June 30, 2024, the Federal Open Market Committee's (FOMC) actions have resulted in an increase in the Fed Funds Rate by approximately 25 basis points. During the same period the Company's yield on total loans increased 44 basis points to 5.82% for the three months ended June 30, 2024, from 5.38% for the three months ended June 30, 2023. The tax equivalent yield on the Company's investment security portfolio was 3.42% for the quarter ended June 30, 2024, an increase of 18 basis points from the 3.24% for the three months ended June 30, 2023. The cost of total interest-bearing deposits and total interest-bearing liabilities increased by 119 basis points and 102 basis points, respectively, between the three-month periods ended June 30, 2024 and 2023. Since FOMC rate actions began in March 2022, the Company's cost of total deposits has increased 141 basis points which translates to a cycle to date deposit beta of 26.9%.
The Company continues to manage its cost of deposits through the use of various pricing and product mix strategies. As of June 30, 2024, December 31, 2023, and June 30, 2023, deposits priced utilizing these strategies totaled $1.4 billion, $1.3 billion and $1.0 billion, respectively, and carried weighted average rates of 3.80%, 3.60%, and 3.38%, respectively.

	Three months ended
	June 30, 2024	March 31, 2024
(dollars in thousands)			Change	% Change
Interest income	$117,032	$115,417	$1,615	1.4%
Interest expense	(35,035)	(32,681)	(2,354)	7.2%
Fully tax-equivalent adjustment (FTE) (1)	275	275	—	—%
Net interest income (FTE)	$82,272	$83,011	$(739)	(0.9)%
Net interest margin (FTE)	3.68%	3.68%

Acquired loans discount accretion, net:
Amount (included in interest income)	$850	$1,332	$(482)	(36.2)%
Net interest margin less effect of acquired loan discount accretion(1)	3.64%	3.62%	0.02%

	Three months ended June 30,
(dollars in thousands)	2024	2023	Change	% Change
Interest income	$117,032	$107,158	$9,874	9.2%
Interest expense	(35,035)	(18,557)	(16,478)	88.8%
Fully tax-equivalent adjustment (FTE) (1)	275	379	(104)	(27.4)%
Net interest income (FTE)	$82,272	$88,980	$(6,708)	(7.5)%
Net interest margin (FTE)	3.68%	3.96%

Acquired loans discount accretion, net:
Amount (included in interest income)	$850	$1,471	$(621)	(42.2)%
Net interest margin less effect of acquired loan discount accretion(1)	3.64%	3.89%	(0.25)%

	Six months ended June 30,
(dollars in thousands)	2024	2023	Change	% Change
Interest income	$232,449	$210,065	$22,384	10.7%
Interest expense	(67,716)	(28,128)	(39,588)	140.7%
Fully tax-equivalent adjustment (FTE) (1)	550	770	(220)	(28.6)%
Net interest income (FTE)	$165,283	$182,707	$(17,424)	(9.5)%
Net interest margin (FTE)	3.68%	4.08%

Acquired loans discount accretion, net:
Amount (included in interest income)	$2,182	$2,868	$(686)	(23.9)%
Net interest margin less effect of acquired loan discount accretion(1)	3.63%	4.02%	(0.39)%

Six months ended June 30,
(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.

Analysis Of Change In Net Interest Margin On Earning Assets

	Three months ended			Three months ended			Three months ended
(dollars in thousands)	June 30, 2024			March 31, 2024			June 30, 2023
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,792,303	$98,229	5.82%	$6,785,840	$96,485	5.72%	$6,467,381	$86,747	5.38%
Investments-taxable	2,003,124	17,004	3.41%	2,127,420	17,829	3.37%	2,343,511	18,775	3.21%
Investments-nontaxable (1)	138,167	1,190	3.46%	138,900	1,192	3.45%	181,823	1,641	3.62%
Total investments	2,141,291	18,194	3.42%	2,266,320	19,021	3.38%	2,525,334	20,416	3.24%
Cash at Fed Reserve and other banks	68,080	884	5.22%	14,377	186	5.20%	29,349	374	5.11%
Total earning assets	9,001,674	117,307	5.24%	9,066,537	115,692	5.13%	9,022,064	107,537	4.78%
Other assets, net	780,554			789,260			826,127
Total assets	$9,782,228			$9,855,797			$9,848,191
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,769,370	$6,215	1.41%	$1,710,844	$4,947	1.16%	$1,657,714	$2,173	0.53%
Savings deposits	2,673,272	12,260	1.84%	2,651,917	10,900	1.65%	2,768,981	6,936	1.00%
Time deposits	1,016,190	10,546	4.17%	811,894	7,682	3.81%	426,689	2,348	2.21%
Total interest-bearing deposits	5,458,832	29,021	2.14%	5,174,655	23,529	1.83%	4,853,384	11,457	0.95%
Other borrowings	325,604	4,118	5.09%	584,696	7,378	5.08%	477,256	5,404	4.54%
Junior subordinated debt	101,128	1,896	7.54%	101,106	1,774	7.06%	101,056	1,696	6.73%
Total interest-bearing liabilities	5,885,564	35,035	2.39%	5,860,457	32,681	2.24%	5,431,696	18,557	1.37%
Noninterest-bearing deposits	2,565,609			2,646,389			3,128,131
Other liabilities	161,731			174,359			176,141
Shareholders’ equity	1,169,324			1,174,592			1,112,223
Total liabilities and shareholders’ equity	$9,782,228			$9,855,797			$9,848,191
Net interest rate spread (1) (2)			2.85%			2.89%			3.41%
Net interest income and margin (1) (3)		$82,272	3.68%		$83,011	3.68%		$88,980	3.96%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended June 30, 2024, decreased $0.7 million or 0.9% to $82.3 million compared to $83.0 million during the three months ended March 31, 2024. Net interest margin of 3.68% remained consistent with the trailing quarter. The decrease in net interest income is primarily attributed to an additional $5.5 million or 23.3% increase in deposit interest expense due to changes in product mix, as customers continue to migrate towards higher yielding term deposit accounts. Deposit cost increases during the current quarter were also influenced by continued competitive pricing pressures. These increases in deposit costs were partially offset by a $3.3 million reduction in interest expense on other borrowings costs as the average balance of those borrowings decreased by $259.1 million during the period. Additionally, interest and fee income on loans increased $1.7 million as both rates and average balances on loans increased when compared to the trailing quarter.

As compared to the same quarter in the prior year, average loan yields increased 44 basis points from 5.38% during the three months ended June 30, 2023, to 5.82% during the three months ended June 30, 2024. The accretion of discounts from acquired loans added 5 basis points and 9 basis points to loan yields during the quarters ended June 30, 2024 and June 30, 2023, respectively. The cost of interest-bearing deposits increased by 119 basis points between the quarter ended June 30, 2024, and the same quarter of the prior year. In addition, the average balance of noninterest-bearing deposits decreased by $562.5 million from the three-month average for the period ended June 30, 2023 amidst a continued migration of customer funds to interest-bearing products.

For the quarter ended June 30, 2024, the ratio of average total noninterest-bearing deposits to total average deposits was 32.0%, as compared to 33.8% and 39.2% for the quarters ended March 31, 2024 and June 30, 2023, respectively.

(dollars in thousands)	Six months ended June 30, 2024			Six months ended June 30, 2023
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,789,072	$194,713	5.77%	$6,440,817	$169,161	5.30%
Investments-taxable	2,065,412	34,833	3.39%	2,370,722	37,691	3.21%
Investments-nontaxable (1)	138,534	2,382	3.46%	185,417	3,340	3.63%
Total investments	2,203,946	37,215	3.40%	2,556,139	41,031	3.24%
Cash at Fed Reserve and other banks	41,229	1,071	5.22%	28,090	643	4.62%
Total earning assets	9,034,247	232,999	5.19%	9,025,046	210,835	4.71%
Other assets, net	784,765			838,425
Total assets	$9,819,012			$9,863,471
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,740,107	$11,162	1.29%	$1,665,371	$2,560	0.31%
Savings deposits	2,662,595	23,159	1.75%	2,833,365	11,090	0.79%
Time deposits	914,042	18,229	4.01%	351,166	2,952	1.70%
Total interest-bearing deposits	5,316,744	52,550	1.99%	4,849,902	16,602	0.69%
Other borrowings	455,150	11,496	5.08%	377,995	8,213	4.38%
Junior subordinated debt	101,117	3,670	7.30%	101,050	3,313	6.61%
Total interest-bearing liabilities	5,873,011	67,716	2.32%	5,328,947	28,128	1.06%
Noninterest-bearing deposits	2,605,999			3,249,488
Other liabilities	168,044			185,123
Shareholders’ equity	1,171,958			1,099,913
Total liabilities and shareholders’ equity	$9,819,012			$9,863,471
Net interest rate spread (1) (2)			2.87%			3.65%
Net interest income and margin (1) (3)		$165,283	3.68%		$182,707	4.08%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Earning Asset Composition

As of June 30, 2024, the Company's loan portfolio consisted of approximately $6.8 billion in outstanding principal with a weighted average coupon rate of 5.47%. During the three-month periods ending June 30, 2024, March 31, 2024, and June 30, 2023, the weighted average coupon on loan production in the quarter was 7.98%, 7.78% and 6.85%, respectively. Included in the June 30, 2024 total loans are adjustable rate loans totaling $4.2 billion, of which, $921.0 million are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $339.9 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended June 30, 2024, the Company recorded a provision for credit losses of $0.4 million, as compared to $4.3 million during the trailing quarter, and $9.7 million during the second quarter of 2023.

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Addition to allowance for credit losses	$335	$4,015	$8,980	$4,350	$13,295
Addition to (reversal of) reserve for unfunded loan commitments	70	290	670	360	550
Total provision for credit losses	$405	$4,305	$9,650	$4,710	$13,845
The provision for credit losses on loans of $0.3 million during the recent quarter was the result of net charge-offs approximating $1.2 million and increases in reserves for qualitative factors, partially offset by a $0.5 million decrease in specific reserves for individually evaluated credits and other decreases in quantitative reserve requirements driven primarily by a decline in loan balances. The provision for credit losses was needed to partially replenish the allowance for credit losses on loans subsequent to processing net charge-offs during the quarter and to account for ongoing risks associated with the qualitative components of the ACL model, as compared to any significant deterioration in credit quality on the existing loan portfolio.

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2024	2023	2024	2023
Balance, beginning of period	$124,394	$108,407	$121,522	$105,680
Provision for credit losses	335	8,980	4,350	13,295
Loans charged-off	(1,610)	(277)	(2,885)	(2,035)
Recoveries of previously charged-off loans	398	219	530	389
Balance, end of period	$123,517	$117,329	$123,517	$117,329
The allowance for credit losses (ACL) was $123.5 million or 1.83% of total loans as of June 30, 2024. For the current quarter, the qualitative components of the ACL that contributed to an increase in required reserves primarily related to uncertainty around US policy and related effects on domestic economic trends that are inconsistent with those desired by the FOMC.
The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and includes improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date. Despite continued declines on a year over year comparative basis, core inflation remains elevated from wage pressures, and higher living costs such as housing, energy and general services. Management notes the rapid intervals of rate increases by the Federal Reserve may create repricing risk for certain borrowers and continued inversion of the yield curve, creates informed expectations of the US potentially entering a recession within 12 months. While projected cuts in interest rates from the Federal Reserve during 2024 may improve this outlook, the uncertainty associated with the extent and timing of these potential reductions has inhibited a change to forecasted reserve levels. As a result, management continues to believe that certain credit weaknesses are likely present in the overall economy and that it is appropriate to maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more increased by $13.9 million during the quarter ended June 30, 2024, to $30.4 million, as compared to $16.5 million at March 31, 2024. The majority of loans identified as past due are well-secured by collateral, and approximately $13.3 million is less than 90 days delinquent. Non-performing loans were $32.8 million at June 30, 2024, a decrease of $1.4 million from $34.2 million as of March 31, 2024, and a decrease of $4.8 million from $37.6 million as of June 30, 2023. Management continues to proactively work with these borrowers to identify actionable and appropriate resolution strategies which are customary for the industries. Of the $32.8 million loans designated as non-performing as of June 30, 2024, approximately $11.7 million are current or less than 30 days past due with respect to payments required under their existing loan agreements.

	June 30,	% of Loans Outstanding	March 31,	% of Loans Outstanding	June 30,	% of Loans Outstanding
(dollars in thousands)	2024		2024		2023
Risk Rating:
Pass	$6,536,223	96.9%	$6,616,294	97.3%	$6,299,893	96.6%
Special Mention	101,324	1.5%	108,073	1.6%	155,678	2.4%
Substandard	104,979	1.6%	76,328	1.1%	65,169	1.0%
Total	$6,742,526		$6,800,695		$6,520,740

Classified loans to total loans	1.56%		1.12%		1.00%
Loans past due 30+ days to total loans	0.45%		0.24%		0.15%
The ratio of classified loans to total loans of 1.56% as of June 30, 2024, increased 44 basis points from March 31, 2024 and increased 56 basis points from the comparative quarter ended 2023. The change in classified loans outstanding as compared to the trailing quarter totaled $21.9 million. Loans with the risk grade classification substandard increased by $28.7 million over the trailing quarter and relate primarily to five loans across two relationships totaling $25.2 million, including $18.0 million in agricultural and farmland loans and $7.2 million in non-owner occupied CRE loans. All loans within these relationships are performing as agreed and have substantial collateral support and borrower guarantees. As a percentage of total loans outstanding, classified assets remain consistent with volumes experienced prior to the recent quantitative easing cycle spurred by the COVID pandemic and reflect management's historically conservative approach to credit risk monitoring. The Company's combined criticized loan balances totaled $206.3 million as of June 30, 2024, an improvement of $14.5 million from June 30, 2023.
Outstanding balances on construction loans, which have historically been associated with elevated levels of risk, experienced balance reductions of $65.6 million during the current quarter. These reductions were primarily associated with $49.1 million in balances that were converted to term loans upon the completion of construction and achievement of stabilized occupancy, $44.0 million in balances that paid down or paid-off, and the offsetting balance representing new draws or originations.
Further, management has taken action to proactively assess the repayment capacity of borrowers that will likely be subject to rate resets in the near term. To date this analysis as well as management's observations of loans that have experienced a rate reset, have not resulted in the need to provide any concessions to borrowers.
As of June 30, 2024, other real estate owned consisted of 10 properties with a carrying value of approximately $2.5 million, which is unchanged from the trailing quarter end. Non-performing assets of $35.3 million at June 30, 2024, represented 0.36% of total assets, a change from the $36.7 million or 0.37% and $40.5 million or 0.41% as of March 31, 2024 and June 30, 2023, respectively.

Allocation of Credit Loss Reserves by Loan Type

	As of June 30, 2024		As of March 31, 2024		As of June 30, 2023
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non-Owner Occupied	$37,155	1.66%	$36,687	1.65%	$33,042	1.54%
CRE - Owner Occupied	15,873	1.67%	16,111	1.65%	20,208	2.08%
Multifamily	15,973	1.60%	15,682	1.60%	14,075	1.48%
Farmland	4,031	1.52%	3,695	1.39%	3,691	1.33%
Total commercial real estate loans	73,032	1.64%	72,175	1.62%	71,016	1.63%
Consumer:
SFR 1-4 1st Liens	14,604	1.65%	14,140	1.60%	13,134	1.58%
SFR HELOCs and Junior Liens	10,087	2.91%	9,942	2.88%	10,608	2.92%
Other	2,983	4.30%	3,359	4.48%	2,771	4.67%
Total consumer loans	27,674	2.13%	27,441	2.10%	26,513	2.12%

Commercial and Industrial	12,128	2.21%	11,867	2.16%	11,647	2.02%
Construction	7,466	2.63%	9,162	2.63%	7,031	2.53%
Agricultural Production	3,180	2.27%	3,708	2.55%	1,105	1.80%
Leases	37	0.44%	41	0.44%	17	0.20%
Allowance for credit losses	123,517	1.83%	124,394	1.83%	117,329	1.80%
Reserve for unfunded loan commitments	6,210		6,140		4,865
Total allowance for credit losses	$129,727	1.92%	$130,534	1.92%	$122,194	1.87%

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of June 30, 2024, the unamortized discount associated with acquired loans totaled $22.5 million, which, when combined with the total allowance for credit losses above, represents 2.26% of total loans.

Non-interest Income

	Three months ended
(dollars in thousands)	June 30, 2024	March 31, 2024	Change	% Change
ATM and interchange fees	$6,372	$6,169	$203	3.3%
Service charges on deposit accounts	4,847	4,663	184	3.9%
Other service fees	1,286	1,366	(80)	(5.9)%
Mortgage banking service fees	438	428	10	2.3%
Change in value of mortgage servicing rights	(147)	11	(158)	(1,436.4)%
Total service charges and fees	12,796	12,637	159	1.3%
Increase in cash value of life insurance	831	803	28	3.5%
Asset management and commission income	1,359	1,128	231	20.5%
Gain on sale of loans	388	261	127	48.7%
Lease brokerage income	154	161	(7)	(4.3)%
Sale of customer checks	301	312	(11)	(3.5)%
(Loss) gain on sale or exchange of investment securities	(45)	—	(45)	n/m
(Loss) gain on marketable equity securities	(121)	(28)	(93)	332.1%
Other income	203	497	(294)	(59.2)%
Total other non-interest income	3,070	3,134	(64)	(2.0)%
Total non-interest income	$15,866	$15,771	$95	0.6%
Total non-interest income increased $0.10 million or 0.6% to $15.9 million during the three months ended June 30, 2024, compared to $15.8 million during the quarter ended March 31, 2024. Increased transactions that drive interchange and service fee income caused revenues from these sources to increase by $0.4 million. Asset management and commission income also increased $0.2 million, or 20.5%, due primarily to increases in assets under management. Net losses related to investment activities were realized, as the Company improved liquidity and future earnings through the sale of investment securities, the losses from which were offset by gains recognized in association with the exchange of Visa Class B shares. Other income declined by $0.3 million or 59.2% during the quarter following $0.2 million in non-recurring realized gains recorded in the trailing quarter from alternative investments.

	Three months ended June 30,
(dollars in thousands)	2024	2023	Change	% Change
ATM and interchange fees	$6,372	$6,856	$(484)	(7.1)%
Service charges on deposit accounts	4,847	4,581	266	5.8%
Other service fees	1,286	992	294	29.6%
Mortgage banking service fees	438	454	(16)	(3.5)%
Change in value of mortgage servicing rights	(147)	85	(232)	(272.9)%
Total service charges and fees	12,796	12,968	(172)	(1.3)%
Increase in cash value of life insurance	831	788	43	5.5%
Asset management and commission income	1,359	1,158	201	17.4%
Gain on sale of loans	388	295	93	31.5%
Lease brokerage income	154	74	80	108.1%
Sale of customer checks	301	407	(106)	(26.0)%
(Loss) gain on sale or exchange of investment securities	(45)	—	(45)	n/m
(Loss) gain on marketable equity securities	(121)	(42)	(79)	188.1%
Other income	203	93	110	118.3%
Total other non-interest income	3,070	2,773	297	10.7%
Total non-interest income	$15,866	$15,741	$125	0.8%
Non-interest income increased $0.1 million or 0.8% to $15.9 million during the three months ended June 30, 2024, compared to $15.7 million during the comparative quarter ended June 30, 2023. Interchange fees earned in the second quarter of 2023 were elevated as compared to the comparable 2024 quarter due to increased customer activity. The remaining various components of non-interest income are largely consistent period over period and in-line with commentary provided above.

	Six months ended June 30,
(dollars in thousands)	2024	2023	Change	% Change
ATM and interchange fees	$12,541	$13,200	$(659)	(5.0)%
Service charges on deposit accounts	9,510	8,012	1,498	18.7%
Other service fees	2,652	2,158	494	22.9%
Mortgage banking service fees	866	919	(53)	(5.8)%
Change in value of mortgage servicing rights	(136)	(124)	(12)	9.7%
Total service charges and fees	25,433	24,165	1,268	5.2%
Increase in cash value of life insurance	1,634	1,590	44	2.8%
Asset management and commission income	2,487	2,092	395	18.9%
Gain on sale of loans	649	501	148	29.5%
Lease brokerage income	315	172	143	83.1%
Sale of customer checks	613	695	(82)	(11.8)%
(Loss) gain on sale or exchange of investment securities	(45)	(164)	119	(72.6)%
(Loss) gain on marketable equity securities	(149)	—	(149)	n/m
Other income	700	325	375	115.4%
Total other non-interest income	6,204	5,211	993	19.1%
Total non-interest income	$31,637	$29,376	$2,261	7.7%
Non-interest income increased $2.3 million or 7.7% to $31.6 million during the six months ended June 30, 2024, compared to $29.4 million during the comparative six months ended June 30, 2023. As noted above, interchange fees as driven by customer activities was elevated in the 2023 period and resulted in a decrease of $0.7 million as compared to the six months ended June 30, 2024. Service charges on deposit accounts increased by $1.5 million or 18.7% as compared to the equivalent period in 2023 following $0.9 million in waived or reversed fees as a courtesy to customers in the 2023 year. As noted above, elevated activity within asset management and realized gains from alternative investments contributed to the overall improvement.

Non-interest Expense

	Three months ended
(dollars in thousands)	June 30, 2024	March 31, 2024	Change	% Change
Base salaries, net of deferred loan origination costs	$23,852	$24,020	$(168)	(0.7)%
Incentive compensation	4,711	3,257	1,454	44.6%
Benefits and other compensation costs	6,838	7,027	(189)	(2.7)%
Total salaries and benefits expense	35,401	34,304	1,097	3.2%
Occupancy	4,063	3,951	112	2.8%
Data processing and software	5,094	5,107	(13)	(0.3)%
Equipment	1,330	1,356	(26)	(1.9)%
Intangible amortization	1,030	1,030	—	—%
Advertising	819	762	57	7.5%
ATM and POS network charges	1,987	1,661	326	19.6%
Professional fees	1,814	1,340	474	35.4%
Telecommunications	558	511	47	9.2%
Regulatory assessments and insurance	1,144	1,251	(107)	(8.6)%
Postage	340	308	32	10.4%
Operational loss	244	352	(108)	(30.7)%
Courier service	559	480	79	16.5%
(Gain) loss on sale or acquisition of foreclosed assets	—	(38)	38	(100.0)%
(Gain) loss on disposal of fixed assets	1	5	(4)	(80.0)%
Other miscellaneous expense	3,955	4,124	(169)	(4.1)%
Total other non-interest expense	22,938	22,200	738	3.3%
Total non-interest expense	$58,339	$56,504	$1,835	3.2%
Average full-time equivalent staff	1,160	1,188	(28)	(2.4)%
Total non-interest expense for the quarter ended June 30, 2024, increased $1.8 million or 3.2% to $58.3 million as compared to $56.5 million during the trailing quarter ended March 31, 2024. Total salaries and benefits expense increased by $1.1 million or 3.2%, reflecting the increase of $1.5 million in incentive compensation accruals related to production volumes associated with both loans and deposits, offset by a decrease of $0.4 million in benefits and other routine compensation expenses as it is common to observe seasonally higher benefit costs in the first quarter of any calendar year. Professional fees increased by $0.5 million or 35.4%, primarily due to timing differences related to legal and consulting projects.

	Three months ended June 30,
(dollars in thousands)	2024	2023	Change	% Change
Base salaries, net of deferred loan origination costs	$23,852	$24,059	$(207)	(0.9)%
Incentive compensation	4,711	4,377	334	7.6%
Benefits and other compensation costs	6,838	6,278	560	8.9%
Total salaries and benefits expense	35,401	34,714	687	2.0%
Occupancy	4,063	3,991	72	1.8%
Data processing and software	5,094	4,638	456	9.8%
Equipment	1,330	1,436	(106)	(7.4)%
Intangible amortization	1,030	1,656	(626)	(37.8)%
Advertising	819	1,016	(197)	(19.4)%
ATM and POS network charges	1,987	1,902	85	4.5%
Professional fees	1,814	1,985	(171)	(8.6)%
Telecommunications	558	809	(251)	(31.0)%
Regulatory assessments and insurance	1,144	1,993	(849)	(42.6)%
Postage	340	311	29	9.3%
Operational loss	244	1,090	(846)	(77.6)%
Courier service	559	483	76	15.7%
(Gain) loss on disposal of fixed assets	1	18	(17)	(94.4)%
Other miscellaneous expense	3,955	5,201	(1,246)	(24.0)%
Total other non-interest expense	22,938	26,529	(3,591)	(13.5)%
Total non-interest expense	$58,339	$61,243	$(2,904)	(4.7)%
Average full-time equivalent staff	1,160	1,210	(50)	(4.1)%

Non-interest expense decreased $2.9 million or 4.7% to $58.3 million during the three months ended June 30, 2024, as compared to $61.2 million for the quarter ended June 30, 2023. Regulatory assessment charges decreased $0.8 million or 42.6% following changes in various assessments as compared to the same period of 2023. Additionally, operational losses decreased $0.8 million or 77.6% attributable to a normalized quarterly rate following non-recurring ATM burglary expenses totaling $0.7 million in the comparative period. Finally, other miscellaneous expense declined $1.2 million or 24.0% due to non-recurring charges in the comparative period totaling $0.8 million related to non-sufficient fee refunds and elevated provision expense on real estate owned approximating $0.5 million.

	Six months ended June 30,
(dollars in thousands)	2024	2023	Change	% Change
Base salaries, net of deferred loan origination costs	$47,872	$47,059	$813	1.7%
Incentive compensation	7,968	7,272	696	9.6%
Benefits and other compensation costs	13,865	12,946	919	7.1%
Total salaries and benefits expense	69,705	67,277	2,428	3.6%
Occupancy	8,014	8,151	(137)	(1.7)%
Data processing and software	10,201	8,670	1,531	17.7%
Equipment	2,686	2,819	(133)	(4.7)%
Intangible amortization	2,060	3,312	(1,252)	(37.8)%
Advertising	1,581	1,775	(194)	(10.9)%
ATM and POS network charges	3,648	3,611	37	1.0%
Professional fees	3,154	3,574	(420)	(11.8)%
Telecommunications	1,069	1,404	(335)	(23.9)%
Regulatory assessments and insurance	2,395	2,785	(390)	(14.0)%
Postage	648	610	38	6.2%
Operational loss	596	1,525	(929)	(60.9)%
Courier service	1,039	822	217	26.4%
(Gain) loss on sale or acquisition of foreclosed assets	(38)	—	(38)	n/m
(Gain) loss on disposal of fixed assets	6	18	(12)	(66.7)%
Other miscellaneous expense	8,079	8,684	(605)	(7.0)%
Total other non-interest expense	45,138	47,760	(2,622)	(5.5)%
Total non-interest expense	$114,843	$115,037	$(194)	(0.2)%
Average full-time equivalent staff	1,174	1,214	(40)	(3.3)%
Non-interest expense decreased $0.2 million or 0.2% to $114.8 million during the six months ended June 30, 2024, as compared to $115.0 million for the six months ended June 30, 2023. This was largely attributed to non-cash intangible amortization expense declines of $1.3 million or 37.8% and operational loss decreases of $0.9 million or 60.9% due to reasons described above. These declines were partially offset by an increase of $2.4 million or 3.6% in total salaries and benefits expense to $69.7 million, largely from annual compensation adjustments and other routine increases in benefits and compensation. Salaries expense was also impacted by an increase in average compensation per employee as various strategic talent acquisitions were made in order to further prepare the Company to execute its growth objectives beyond $10 billion in total assets. Finally, data processing and software expenses increased by $1.5 million or 17.7% related to ongoing investments in the Company's data management and security infrastructure.

Provision for Income Taxes
The Company’s effective tax rate was 25.8% for the quarter ended June 30, 2024, as compared to 26.4% for the quarter ended March 31, 2024 and 28.4% for the year ended December 31, 2023. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

Investor Contact
Peter G. Wiese, EVP & CFO, (530) 898-0300

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the conditions of the United States economy in general and the strength of the local economies in which we conduct operations; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the impacts of inflation, interest rate, market and monetary fluctuations on the Company's business condition and financial operating results; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions affecting our ability to successfully market and price our products to consumers; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; extreme weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on the Company's customers and the economic and business environments in which the Company operates; the impact of a slowing U.S. economy, decreases in housing and commercial real estate prices, and potentially increased unemployment on the performance of our loan portfolio, the market value of our investment securities and possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; the availability of, and cost of, sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, commodities prices, inflationary pressures and labor shortages on the economic recovery and our business; the impacts of international hostilities, wars, terrorism or geopolitical events; adverse developments in the financial services industry generally such as the recent bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such activities, or identify and complete favorable transactions in the future, and/or realize the anticipated financial and business benefits; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the negative impact on our reputation and profitability in the event customers experience economic harm or in the event that regulatory violations are identified; the ability to execute our business plan in new markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level and direction of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the assumptions made under our current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effectiveness of the Company's asset management activities managing the mix of earning assets and in improving, resolving or liquidating lower-quality assets; the effect of changes in the financial performance and/or condition of our borrowers; changes in accounting standards and practices; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; increasing noninterest expense and its impact on our financial performance; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional competitors including retail businesses and technology companies; the challenges of attracting, integrating and retaining key employees; the vulnerability of the Company's operational or security systems or infrastructure, the systems of third-party vendors or other service providers with whom the Company contracts, and the Company's customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; the impact of the 2023 cyber security ransomware incident on our operations and reputation; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information, and any resulting litigation; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the transition from the LIBOR to new interest rate benchmarks; the emergence or continuation of widespread health emergencies or pandemics; the Company’s potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions; and our ability to manage the risks involved in the foregoing. There can be no assurance that future developments affecting us will be the same as those anticipated by management. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2023, which has been filed with the Securities and Exchange Commission (the “SEC”) and all subsequent filings with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Act of 1934, as amended. Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)	Three months ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Revenue and Expense Data
Interest income	$117,032	$115,417	$115,909	$112,380	$107,158
Interest expense	35,035	32,681	29,292	24,257	18,557
Net interest income	81,997	82,736	86,617	88,123	88,601
Provision for credit losses	405	4,305	5,990	4,155	9,650
Noninterest income:
Service charges and fees	12,796	12,637	12,848	13,075	12,968
Loss on sale or exchange of investment securities	(45)	—	(120)	—	—
Other income	3,115	3,134	3,312	2,909	2,773
Total noninterest income	15,866	15,771	16,040	15,984	15,741
Noninterest expense:
Salaries and benefits	35,401	34,304	34,055	34,463	34,714
Occupancy and equipment	5,393	5,307	5,358	5,451	5,427
Data processing and network	7,081	6,768	6,880	6,852	6,540
Other noninterest expense	10,464	10,125	13,974	11,112	14,562
Total noninterest expense	58,339	56,504	60,267	57,878	61,243
Total income before taxes	39,119	37,698	36,400	42,074	33,449
Provision for income taxes	10,085	9,949	10,325	11,484	8,557
Net income	$29,034	$27,749	$26,075	$30,590	$24,892
Share Data
Basic earnings per share	$0.88	$0.83	$0.78	$0.92	$0.75
Diluted earnings per share	$0.87	$0.83	$0.78	$0.92	$0.75
Dividends per share	$0.33	$0.33	$0.30	$0.30	$0.30
Book value per common share	$35.62	$35.06	$34.86	$32.18	$32.86
Tangible book value per common share (1)	$26.13	$25.60	$25.39	$22.67	$23.30
Shares outstanding	32,989,327	33,168,770	33,268,102	33,263,324	33,259,260
Weighted average shares	33,121,271	33,245,377	33,266,959	33,262,798	33,219,168
Weighted average diluted shares	33,243,955	33,370,118	33,351,737	33,319,291	33,301,548
Credit Quality
Allowance for credit losses to gross loans	1.83%	1.83%	1.79%	1.73%	1.80%
Loans past due 30 days or more	$30,372	$16,474	$19,415	$8,072	$9,483
Total nonperforming loans	$32,774	$34,242	$31,891	$29,799	$37,592
Total nonperforming assets	$35,267	$36,735	$34,595	$32,651	$40,506
Loans charged-off	$1,610	$1,275	$749	$5,357	$276
Loans recovered	$398	$132	$419	$720	$218
Selected Financial Ratios
Return on average total assets	1.19%	1.13%	1.05%	1.23%	1.01%
Return on average equity	9.99%	9.50%	9.43%	10.91%	8.98%
Average yield on loans	5.82%	5.72%	5.64%	5.52%	5.38%
Average yield on interest-earning assets	5.24%	5.13%	5.09%	4.94%	4.78%
Average rate on interest-bearing deposits	2.14%	1.83%	1.62%	1.36%	0.95%
Average cost of total deposits	1.45%	1.21%	1.05%	0.86%	0.58%
Average cost of total deposits and other borrowings	1.59%	1.47%	1.28%	1.05%	0.80%
Average rate on borrowings & subordinated debt	5.65%	5.35%	5.26%	4.96%	4.92%
Average rate on interest-bearing liabilities	2.39%	2.24%	2.01%	1.71%	1.37%
Net interest margin (fully tax-equivalent) (1)	3.68%	3.68%	3.81%	3.88%	3.96%
Loans to deposits	83.76%	85.14%	86.73%	83.76%	80.55%
Efficiency ratio	59.61%	57.36%	58.71%	55.59%	58.69%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$850	$1,332	$1,459	$1,324	$1,471
All other loan interest income (1)	$97,379	$95,153	$94,382	$90,383	$85,276
Total loan interest income (1)	$98,229	$96,485	$95,841	$91,707	$86,747

(1) Non-GAAP measure

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)
Balance Sheet Data	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Cash and due from banks	$206,558	$82,836	$98,701	$111,099	$118,792
Securities, available for sale, net	1,946,167	2,076,494	2,155,138	2,176,854	2,323,011
Securities, held to maturity, net	122,673	127,811	133,494	139,058	145,117
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	474	1,346	458	644	1,058
Loans:
Commercial real estate	4,461,111	4,443,768	4,394,802	4,367,445	4,343,924
Consumer	1,300,727	1,303,757	1,313,268	1,288,810	1,252,225
Commercial and industrial	548,625	549,780	586,455	599,757	576,247
Construction	283,374	348,981	347,198	320,963	278,425
Agriculture production	140,239	145,159	144,497	123,472	61,337
Leases	8,450	9,250	8,250	8,219	8,582
Total loans, gross	6,742,526	6,800,695	6,794,470	6,708,666	6,520,740
Allowance for credit losses	(123,517)	(124,394)	(121,522)	(115,812)	(117,329)
Total loans, net	6,619,009	6,676,301	6,672,948	6,592,854	6,403,411
Premises and equipment	70,621	71,001	71,347	71,760	72,619
Cash value of life insurance	138,525	137,695	136,892	136,016	135,332
Accrued interest receivable	35,527	35,783	36,768	34,595	32,835
Goodwill	304,442	304,442	304,442	304,442	304,442
Other intangible assets	8,492	9,522	10,552	11,768	13,358
Operating leases, right-of-use	25,113	26,240	26,133	27,363	29,140
Other assets	246,548	247,046	245,966	273,303	257,056
Total assets	$9,741,399	$9,813,767	$9,910,089	$9,897,006	$9,853,421
Deposits:
Noninterest-bearing demand deposits	$2,557,063	$2,600,448	$2,722,689	$2,857,512	$3,073,353
Interest-bearing demand deposits	1,791,466	1,742,875	1,731,814	1,746,882	1,751,998
Savings deposits	2,667,006	2,672,537	2,682,068	2,816,816	2,778,118
Time certificates	1,034,695	971,798	697,467	588,433	491,896
Total deposits	8,050,230	7,987,658	7,834,038	8,009,643	8,095,365
Accrued interest payable	12,018	10,224	8,445	6,688	3,655
Operating lease liability	27,122	28,299	28,261	29,527	31,377
Other liabilities	128,063	131,006	145,982	141,692	136,464
Other borrowings	247,773	392,409	632,582	537,975	392,714
Junior subordinated debt	101,143	101,120	101,099	101,080	101,065
Total liabilities	8,566,349	8,650,716	8,750,407	8,826,605	8,760,640
Common stock	691,878	696,464	697,349	696,369	695,305
Retained earnings	644,687	630,954	615,502	599,448	578,852
Accumulated other comprehensive loss, net of tax	(161,515)	(164,367)	(153,169)	(225,416)	(181,376)
Total shareholders’ equity	$1,175,050	$1,163,051	$1,159,682	$1,070,401	$1,092,781
Quarterly Average Balance Data
Average loans	$6,792,303	$6,785,840	$6,746,153	$6,597,400	$6,467,381
Average interest-earning assets	$9,001,674	$9,066,537	$9,064,483	$9,070,639	$9,039,314
Average total assets	$9,782,228	$9,855,797	$9,879,355	$9,874,240	$9,848,191
Average deposits	$8,024,441	$7,821,044	$7,990,993	$8,043,101	$7,981,515
Average borrowings and subordinated debt	$426,732	$685,802	$617,046	$550,344	$578,312
Average total equity	$1,169,324	$1,174,592	$1,097,431	$1,112,404	$1,112,223
Capital Ratio Data
Total risk-based capital ratio	15.2%	15.0%	14.7%	14.5%	14.5%
Tier 1 capital ratio	13.4%	13.2%	12.9%	12.7%	12.7%
Tier 1 common equity ratio	12.7%	12.5%	12.2%	12.0%	12.0%
Tier 1 leverage ratio	11.2%	11.0%	10.7%	10.6%	10.4%
Tangible capital ratio (1)	9.1%	8.9%	8.8%	7.9%	8.1%

(1) Non-GAAP measure

TriCo Bancshares—Non-GAAP Financial Measures (unaudited)
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$850	$1,332	$1,471	$2,182	$2,868
Effect on average loan yield	0.05%	0.08%	0.09%	0.08%	0.09%
Effect on net interest margin (FTE)	0.04%	0.06%	0.07%	0.05%	0.06%
Net interest margin (FTE)	3.68%	3.68%	3.96%	3.68%	4.08%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.64%	3.62%	3.89%	3.63%	4.02%

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$29,034	$27,749	$24,892	$56,783	$60,725
Exclude provision for income taxes	10,085	9,949	8,557	20,034	21,706
Exclude provision for credit losses	405	4,305	9,650	4,710	13,845
Net income before income tax and provision expense (Non-GAAP)	$39,524	$42,003	$43,099	$81,527	$96,276

Average assets (GAAP)	$9,782,228	$9,855,797	$9,848,191	$9,819,012	$9,863,471
Average equity (GAAP)	$1,169,324	$1,174,592	$1,112,223	$1,171,958	$1,099,913

Return on average assets (GAAP) (annualized)	1.19%	1.13%	1.01%	1.16%	1.24%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.63%	1.71%	1.76%	1.67%	1.97%
Return on average equity (GAAP) (annualized)	9.99%	9.50%	8.98%	9.74%	11.13%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	13.59%	14.38%	15.54%	13.95%	17.65%

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Return on tangible common equity
Average total shareholders' equity	$1,169,324	$1,174,592	$1,112,223	$1,171,958	$1,099,913
Exclude average goodwill	304,442	304,442	304,442	304,442	334,565
Exclude average other intangibles	9,007	10,037	14,716	9,522	15,901
Average tangible common equity (Non-GAAP)	$855,875	$860,113	$793,065	$857,994	$749,447

Net income (GAAP)	$29,034	$27,749	$24,892	$56,783	$60,725
Exclude amortization of intangible assets, net of tax effect	725	725	1,166	1,451	2,333
Tangible net income available to common shareholders (Non-GAAP)	$29,759	$28,474	$26,058	$58,234	$63,058

Return on average equity (GAAP) (annualized)	9.99%	9.50%	8.98%	9.74%	11.13%
Return on average tangible common equity (Non-GAAP)	13.98%	13.31%	13.18%	13.65%	16.97%

	Three months ended
(dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,175,050	$1,163,051	$1,159,682	$1,070,401	$1,092,781
Exclude goodwill and other intangible assets, net	312,934	313,964	314,994	316,210	317,800
Tangible shareholders' equity (Non-GAAP)	$862,116	$849,087	$844,688	$754,191	$774,981

Total assets (GAAP)	$9,741,399	$9,813,767	$9,910,089	$9,897,006	$9,853,421
Exclude goodwill and other intangible assets, net	312,934	313,964	314,994	316,210	317,800
Total tangible assets (Non-GAAP)	$9,428,465	$9,499,803	$9,595,095	$9,580,796	$9,535,621

Shareholders' equity to total assets (GAAP)	12.06%	11.85%	11.70%	10.82%	11.09%
Tangible shareholders' equity to tangible assets (Non-GAAP)	9.14%	8.94%	8.80%	7.87%	8.13%

	Three months ended
(dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Tangible common shareholders' equity per share
Tangible shareholders' equity (Non-GAAP)	$862,116	$849,087	$844,688	$754,191	$774,981

Common shares outstanding at end of period	32,989,327	33,168,770	33,268,102	33,263,324	33,259,260

Common shareholders' equity (book value) per share (GAAP)	$35.62	$35.06	$34.86	$32.18	$32.86
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$26.13	$25.60	$25.39	$22.67	$23.30